For Immediate Release July 9, 2007

Universal Energy Corp. announces Site Preparation Schedule for Lake Campo Prospect

Houston, Texas (PR Newswire/First Call) --Universal Energy Corp. (OTC Bulletin Board: UVSE.OB-News) announced, today, that site preparation is scheduled to begin in approximately three weeks for drilling at the Lake Campo Field prospect in Louisiana.

Billy Raley, CEO of Universal Energy Corp., said "It's very exciting to see our summer drilling program become reality. With the progress at Amberjack and the site prep work commencing on Lake Campo Field, with all its positive prospects, we are anticipating good results from our U.S. ground assets."

The Lake Campo Field prospect is located 23 miles Southeast of New Orleans in the shallow inland waters of Plaquemines Parish. Within this low risk prospect, recent 3-D seismic testing has determined ten high quality targets, regionally consistent with earlier wells in the area that have been prolific producers for decades.

CEO Raley continued, "Drilling programs at the Lake Campo, Amberjack, and Caviar prospects in Louisiana along with our Pembina prospect in Alberta exemplifies what our business plan is all about - helping to reduce U.S. dependence on foreign oil by exploring oil and gas resources close to home. We are very happy to see the drilling preparation underway."

About Universal Energy Corp. - Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and Southeastern Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

Source: Universal Energy Corp.